EXHIBIT 99.2

PRESS RELEASE

For:	THE MACERICH COMPANY

Press Contact:	Arthur Coppola, President and Chief Executive Officer

or

Thomas E. O'Hern, Executive Vice President and Chief Financial Officer

(310) 394-6000

MACERICH ANNOUNCES YEAR 2003 FFO GUIDANCE

Santa Monica, CA (11/18/02) The Macerich Company (NYSE Symbol: MAC) today announced revised guidance to investors regarding the Company's expected funds from operations-diluted ("FFO") per share for 2003.

Management currently estimates that FFO—diluted per share for 2003 will be in the range of $3.42 to $3.50. This range is based on many assumptions, including the following:

Management expects 2003 same center earnings before interest, income taxes, depreciation and amortization to grow at a 2.0% rate compared to 2002 results.

Management has assumed short-term LIBOR interest rates will increase to 3% by year-end 2003.

In addition, management has assumed the completion of the previously announced common stock offering.

Sales of non-core assets totaling $150 million, assuming 50% leverage, have been forecast to occur in 2003.

The above statements are based on management's current expectations and are subject to the forward-looking statement caveat described below.

The Macerich Company is a fully integrated self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, redevelopment and development of regional malls and community shopping centers throughout the United States. The Company is the sole general partner of, and owns a 77% interest in The Macerich Partnership, L.P. Macerich currently owns interests in 56 regional malls, 21 community shopping centers and two development properties totaling approximately 57 million square feet of gross leaseable area.

Note: This release contains statements that constitute forward-looking statements. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to vary materially from those anticipated, expected or projected. Such factors include, among others, general industry, economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, tenant bankruptcies, lease rates and terms, availability and cost of financing, interest rate fluctuations and operating expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment, acquisitions and dispositions; governmental actions and initiatives; environmental and safety requirements; and terrorist activities that could adversely affect all of the above factors. The reader is directed to the Company's various filings with the Securities and Exchange Commission, for a discussion of such risks and uncertainties.

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